Artisoft, Inc. and Subsidiaries
             EXHIBIT 11. COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)

                                                            Three Months Ended      Nine-months Ended
                                                                March  31,              March  31,
                                                             1998        1997        1998       1997
                                                           --------    --------    --------   --------
Net income (loss)                                          $   (162)   $ (3,663)   $  1,374   $ (8,998)
                                                           ========    ========    ========   ========



Weighted average common shares outstanding                   14,539      14,546      14,529     14,531

   Common equivalent shares representing
   shares issuable upon exercise of stock
   options (1)                                                  N/A         N/A          47        N/A
                                                           --------    --------    --------   --------

       Diluted weighted average shares outstanding           14,539      14,546      14,576     14,531
                                                           ========    ========    ========   ========


Basic net income (loss) per share                          $   (.01)   $   (.25)   $    .09   $   (.62)
                                                           ========    ========    ========   ========
Diluted net income (loss) per share                        $   (.01)   $   (.25)   $    .09   $   (.62)
                                                           ========    ========    ========   ========

------
Notes:
(1)   Amount calculated using the treasury stock method and fair market values